Joinder to Participation Aereement

THIS JOINDER ("Joinder") dated August 3, 2020 to that certain Participation Agreement (the "Participation Agreement") made and entered into on the 30th day of September 2019, by and among Pruco Life Insurance Company ("Pruco"), on its own behalf and on behalf of segregated asset accounts of Pruco that may be established from time to time (individually , an "Account" and collectively, the "Accounts"); DFA Investment Dimensions Group Inc. (the "Fund"); the Fund 's investment adviser, Dimensional Fund Advisors LP (the "Adviser"); and DFA Securities LLC ("DFAS") (individually, a "Party " and collectively, the "Parties").

WHEREAS , Pruco Life Insurance Company of New Jersey ("Pruco NJ") on its own behalf and on behalf of segregated asset accounts of Pruco NJ that may be established from time to time (also individually , an "Account" and collectively, the "Accounts") desires to become a separate Party under the Participation Agreement.

WHEREAS, Section 10. 14 of the Participation Agreement provides that it may not be amended or modified except by a written amendment, which includes any amendments to the Schedules, executed by all parties to the Participation Agreement.

Capitalized terms used but not otherwise defined in this Joinder shall have the meanings ascribed thereto in the Participation Agreement, except that Pruco and Pruco NJ shall each also be defined as a "Company" under the Participation Agreement.

Each Company, the Fund, the Adviser and DFAS, intending to be legally bound , hereby agree as follows :

A.Joinder of Pruco NJ; Amendments/Supplements to the Participation Agreement

(a)Joinder. This Joinder shall constitute a joinder to the Participation Agreement solely with respect to Pruco NJ on its own behalf and on behalf of the Accounts . Pruco NJ on its own behalf and on behalf of the Accounts, by executing this Joinder, agrees to become a separate party to and legally bound by the Participation Agreement as amended and supplemented by this Joinder. It is understood and agreed that by signing this
Joinder, the Participation Agreement shall constitute a separate agreement among Pruco NJ on its own behalf and on behalf of the Accounts, the Fund, the Adviser and DFAS as if Pruco NJ had executed its own separate parti cipati on agreement with the Fund, the Adviser and DFAS.
Each and every obligation or liability under the Participation Agreement of Pruco NJ to the Fund, the Adviser or DFAS shall constitute solely an obligation or I iability of Pruco NJ to the Fund, the Adviser or DFAS, and each and every obligation or liability under the Participation Agreement of Pruco to the Fund, the Adviser or DFAS shall constitute solely an obligation or liability of Pruco to the Fund, the Adviser or DFAS. Pruco NJ shall have no liability under the Participation Agreement for the obligations of Pruco.
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Pruco shall have no liability under the Partici pation Agreement for the obligations of Pruco NJ.

Each and every obligation or liability of the Fund, the Adviser or DFAS to Pruco shall constitute solely an obligation or liability to Pruco, and each and every obligation or liability of the Fund, the Adviser or DFAS to Pruco NJ shall constitute solely an obligation or liability to Pruco NJ. The Fund, the Adviser or DFAS shall have no liability under the Partici pation Agreement to Pruco for its obligations to Pruco NJ and the Fund, the Adviser or DFA shall have no liability under the Participation Agreement to Pruco NJ for its obligations to Pruco.
a.Amendments / Supplements to the Participation Agreement. The Participation Agreement shall be deemed amended and supplemented and the following terms shall apply to the Fund, the Adviser , DFAS and Pruco NJ under the Agreement :

i.Schedule 1.1. Schedule 1.1 is amended and restated as set forth in Schedule
1. 1 attached hereto.

ii.Representations and Warranties .    The first sentence of section 3. 1 ts amended and supplemented as follows:

Pruco represents and warrants that it is an insura nce company within the mea ning of Section 816(a) of the Code and duly organized and validly existing under the laws of the State of Arizona. Pruco NJ represents and warrants that it is an insu rance com pa ny within the mea ning of Section 816(a) of the Code and duly organized and validly existing under the laws of the State of New Jersey.

iii.Notice to Pruco NJ as the Company .

Any notice shall be deemed sufficiently given when sent by registered or certified mail, or via facsimile, to the other Parties at the add ress of such Parties set forth below or at such other add ress as such Parties may from time to time specify in writi ng to the other Pa rties.

If to Pruco NJ as the Company:

Pruco Life I nsurance Company of New Jersey One Corporate Drive
Shelton, CT 06484 Attn : Timothy Cronin

With a copy to:

Pruco Life I nsurance Company of New J ersey One Corporate Drive

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Shelton, CT 06484
Attn: Corporate Counsel

A.Miscellaneous Provisions

a.Agreement Continuation ; Entire Agreement. Upon execution and delivery of this Joinder, the Participation Agreement shall be modified and amended in accordance with the terms herein. The terms and conditions of the Participation Agreement, as amended by this Joinder , constitute the entire agreement and understanding among Pruco, Pruco NJ, the Fund, the Adviser and DFAS, with respect to its subject matter and supersede all oral communications and prior writings with respect thereto. In the case of a conflict between this Joinder and the Participation Agreement, the provisions of this Joinder will control.

b.Governing Law. This Joinder Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned have executed this Joinder as of the date first written above.

PRUCO LIFE INSURANCE COMPANY		DFA INVESTMENT DIMENSIONS GROUP INC.

By:	/s/ Timothy Cronin	By:	/s/Jeff Jeon
Name:	Timothy Cronin	Name:	Jeff Jeon
Title:	Vice President	Title:	Vice President

PRUCO LIFE INSURANCE OF NEW JERSEY		DIMENSIONS FUND ADVISORS LP

By:	/s/ Timothy Cronin	By:	/s/ Carolyn O
Name:	Timothy Cronin	Name:	Carolyn O
Title:	Vice President	Title:	Vice President

DFA Securities LLC

		By:	/s/ Kenneth M. Manell
		Name:	Kenneth M. Manell
		Title:	Vice President

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PRUCO LIFE INSURANCE COMPANY
DFA INVESTMENT DIMENSIONS GROUP INC.

By:    /
By: _ - ----

Name :Timothyroni n
Title Vice President
Name:
Title:
Jeff Jeon
Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
By:    tC,,JWt,
DIMENSIONAL FUNDS ADVISORS LP

Name: Timothy    in
Title    Vice President
Name:
Title:
Ca
rolyn 0 Vice Pr
esident

DFA SECURITIES LLC

By:

Name:
Title:
Kenneth M. Manell
Vice President

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Schedule 1.1

Separate Accounts. Contracts and Portfolios

Separate Account of Pruco Life Insurance Company

Pruco Life Flexible Premium Variable Annuity Account Contracts F unded by Separate Account of Pruco Life Insurance Company
Indivi dual Flexible Premium Deferred Variable Annuity Contract Separate Account of Pruco Life Insurance Company of New Jersey
Pruco Life of New Jersey Flexible Premium Variable Annuity Account Contracts Funded by Separate Account of Pruco Life Insurance Company of New Jersey
Individual Flexible Premium Deferred Variable Annuity Contract

Portfolios to both Companies

Name	CUSIP
VA U.S. Targeted Val ue Portfolio	233203710
VA U.S. Large Value Portfolio	233203777
VA International Val ue Portfolio	233203694
VA International Small Portfolio	233203686
VA Short-Term Fixed Portfolio	233203678
VA Global Bond Portfolio	233203728
DFA VA Global M oderate Allocation Portfolio	25239Y584

ff 2873851 v. 1
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